Exhibit 2.2

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of the 22nd day of February, 2004 between Credence Systems Corporation, a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of NPTest Holding Corporation, a Delaware corporation (“Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

A. Parent, Cataline Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Company have concurrently herewith entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Company will be merged with and into Merger Sub with the survival of Merger Sub (the “Merger”).

B. Upon the consummation of the Merger and in connection therewith, Stockholder will become the owner of shares of non-voting convertible stock of Parent (the “Parent Shares”).

C. In order to induce Parent to enter into the Merger Agreement, Parent and Merger Sub have requested that Stockholder, and Stockholder has agreed to enter into this Agreement.

D. Stockholder beneficially owns 25,338,291 shares of Company Common Stock (as defined in the Merger Agreement) as of the date hereof, and Parent and Stockholder wish to bind Stockholder to vote the greater of (i) 12,669,146 shares or (ii) 50.1% of all shares of Company Common Stock owned by Stockholder on the record date of any stockholder meeting or stockholder consent related to the Merger (such number of shares of Company Common Stock so owned by Stockholder, the “Shares”) as contemplated herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement and in this Agreement, it is hereby agreed as follows:

1. Agreement to Retain Shares.

1.1 Agreement to Retain Shares. Stockholder agrees not to transfer (except as may be specifically required by court order, by operation of law or as a distribution to members of the Stockholder (a “Permitted Transferee”)), sell, exchange, pledge or otherwise dispose of or encumber the Shares or deposit any Shares into a voting trust or grant a proxy (except for the Proxy, as defined below) or to make or accept any offer or other agreement relating thereto, at any time prior to the Expiration Date (as defined below), unless the Permitted Transferee of such Shares agrees in writing to be bound by the terms hereof. Stockholder agrees and consents to the entry of stop transfer instructions by the Company consistent with the terms of this Section 1 against the transfer of any Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement.

2. Voting.

2.1 Agreement to Vote Shares. Stockholder hereby agrees to appear, or cause the holder of record of any Shares on any applicable record date (the “Record Holder”) to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of the stockholders of Company and at any adjournment thereof and on every action or approval by written consent or resolution of the stockholders of Company for the purpose of voting on the Merger Agreement and the transactions contemplated thereby (a “Meeting”). Prior to the Expiration Date, at every Meeting, Stockholder shall vote the Shares:

(a) in favor of approval of the Merger and the Merger Agreement and the transactions contemplated thereby; and

(b) against any action which would, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or, including, but not limited to a Takeover Proposal.

2.2 Obligations as Director and/or Officer. If at any time prior to the Expiration Date, Stockholder (or any affiliate of Stockholder) is a member of the board of directors of Company (“Director”) or an officer of Company (“Officer”) of Company, nothing in this Agreement shall be deemed to limit or restrict the Stockholder’s ability to act or vote in his capacity as a Director or Officer in any manner he so chooses, it being agreed and understood that this Agreement shall apply to the Stockholder solely in his capacity as a stockholder of Company and shall not apply to his actions, judgments or decisions as a Director or Officer of Company.

2.3 Other Shares of Common Stock owned by Stockholder. It is expressly agreed and understood by the parties hereto that nothing in this Agreement shall limit or restrict Stockholder’s right, and Stockholder shall be expressly entitled, with respect to any shares of Company Common Stock he beneficially owns other than the Shares, to vote such shares (other than the Shares) in its sole discretion in any manner Stockholder chooses including without limitation, (i) against the Merger, the Merger Agreement or the transactions contemplated thereby or (ii) in favor of a Takeover Proposal.

3. Irrevocable Proxy. Promptly after the execution of this Agreement, Stockholder shall execute and deliver to Parent a duly executed proxy in a form reasonably acceptable to Parent (the “Proxy”) with respect to each and every Meeting or action or approval by written consent or resolution of the stockholders of Company, such Proxy to cover the total number of Shares at any such meeting or in connection with any such written consent which calls for the vote of the Stockholders to approve the Merger, the Merger Agreement and the transactions contemplated thereby.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1 Stockholder is the beneficial owner of the Shares. As of the date hereof, except as set forth on the signature page hereto, (i) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (ii) none of the Shares is deposited into a voting trust with voting instructions inconsistent with any of the provisions of Section 2; and (iii) other than the Proxy, as defined below, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Shares that is inconsistent with any of the provisions of Section 2.

4.2 Stockholder has the legal capacity and absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Agreement has been (and the Proxy will be) duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 The execution and delivery of this Agreement and the Proxy by such Stockholder do and will not, and the performance of this Agreement and the Proxy by such Stockholder will not result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Shares pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his affiliates or properties is or may be bound or affected.

4.4 Subject to and without limiting in any respect, Sections 2.2. and 2.3, Stockholder shall not advise or counsel or seek to advise or counsel any Person to vote against the Merger or any of the other transactions contemplated by the Merger Agreement.

4.5 Without in any way limiting its rights under Section 2.3 hereof and for so long as the Merger Agreement is effective, Stockholder hereby irrevocably consents to the Merger and the transactions contemplated by the Merger Agreement, for purposes of Section 2.04 of the Stockholders’ Agreement among the Company, Stockholder and certain other persons named therein, dated as of November 18, 2003.

5. Representations and Warranties of Parent. Parent hereby represents and warrants Stockholder as follows:

5.1 Parent has the legal capacity and absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action and on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against such Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6. Termination of Prior Stockholders’ Agreement. Stockholder hereby agrees to terminate, effective as of the Effective Time, the Stockholders’ Agreement among the Company, Stockholder and certain other persons named therein, dated as of November 18, 2003.

7. Miscellaneous.

7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a stockholder of Company only with respect to the specific matters set forth herein.

7.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, at the address set forth below Stockholder’s signature on the signature page hereto with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94305

Attn: John Amorosi, Esq.

Facsimile No.: (650) 752-3656

(b) If to Parent:

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Attention: Byron Milstead, Esq.

Facsimile No.: (408) 635-4989

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Attention: William D. Sherman, Esq.

Facsimile: (650) 494-0792

or to such other address as any party hereto may designate for itself by notice given as herein provided.

7.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of laws.

7.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

7.8 Counterpart; Delivery by Facsimile. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement may be delivered by facsimile.

7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

7.10 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive until, but terminate at, the Expiration Date.

7.11. Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of the Shares.

7.12. Non-Exclusivity. The rights and remedies of Parent or Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and Stockholder under this Agreement, and the obligations and liabilities of Stockholder and Parent under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s or Parent’s obligations, or the rights or remedies of Parent or Stockholder, under any agreement between Parent and Stockholder; and nothing in any such agreement shall limit any of Stockholder’s or Parent’s obligations, or any of the rights or remedies of Parent or Stockholder, under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CREDENCE SYSTEMS CORPORATION STOCKHOLDER

By: Name: Title:	(Signature)

(Print Name)

(Print Address)

(Print Address)

(Print Telephone Number)

(Print Facsimile Number)

(Social Security or Tax I.D. Number)

Number of shares of Company beneficially owned by Stockholder on the date of this Agreement:

Common Stock:	25,338,291 shares of Company Common Stock

Stock Options:	0

[Signature Page to Stockholder Voting Agreement]